EXHIBIT 23.3

July 20, 2006

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

We are aware that The Savannah Bancorp, Inc. has incorporated by reference in this Registration Statement our report dated May 8, 2006, relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended March 31, 2006. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ BDO Seidman, LLP

Atlanta, Georgia